Exhibit 99.1
Aptar Reports First Quarter 2022 Results
Crystal Lake, Illinois, April 28, 2022 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery, consumer product dispensing and active material science solutions and services, today reported first quarter results for 2022.
First Quarter 2022 Summary
•Reported sales grew 9% and core sales (excluding currency effects and acquisitions) grew 13% with double-digit core growth in each segment
•Pharma segment posted sales growth in all markets including the prescription drug division as demand for allergic rhinitis and asthma devices began to recover
•Reported earnings per share of $0.93 compared to $1.24 in the prior year; prior year results included an effective tax rate of 17% and an unrealized gain of $17 million related to changes in the fair value of an equity investment
•Adjusted earnings per share of $0.96 compared to $1.05 in the prior year, which included the lower 2021 effective tax rate
First Quarter Results
For the quarter ended March 31, 2022, reported sales increased 9% to $845 million compared to $777 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 13%.

First Quarter Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	13%	10%	18%	13%
Acquisitions	1%	0%	0%	0%
Currency Effects (1)	(5%)	(4%)	(2%)	(4%)
Total Reported Sales Growth	9%	6%	16%	9%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Commenting on the first quarter, Stephan B. Tanda, President and CEO, said, “We performed well in the quarter and the strong top line growth across each segment is an indication that we are beginning to turn the corner on the effects of the global pandemic in the Western markets while we continue to monitor the situation in China and the war in Ukraine. Volume improvements and price initiatives to recover rising costs each contributed to the top line growth. In addition to this broad based demand, our results reflect a significant increase in sales of our Activ-Film™ moisture-mitigating technology that enhances the integrity of at-home COVID-19 tests. This further validates our material science expertise though the future demand for at-home COVID-19 test kits appears to be declining. We overcame several headwinds in the quarter including currency headwinds, a net negative price cost recovery position, customary start-up costs related to our capacity expansion for elastomeric components for injected medicines and a reserve against a note receivable. The war in Ukraine and the COVID-19 outbreak in China did not have a significant impact on our business in the quarter.”
Aptar’s Pharma segment achieved double-digit core sales growth with increased demand across each market. Significant sales growth in the consumer healthcare and active material science markets were the primary contributors. Sales to the prescription market also increased, driven by solid demand for our devices for allergic rhinitis and asthma. Demand for Aptar’s elastomeric components for vaccines and other injectable medications also contributed to the segment’s growth. Pharma’s earnings included the impact of customary start-up costs related to Aptar’s elastomeric component capacity expansion and the reserving of a note receivable related to a venture investment.

In Aptar’s Beauty + Home segment, growth in the quarter was driven by volume increases in the beauty and personal care markets and price initiatives related to input cost recovery. The North American supply chain continued to be challenging and net negative price cost recovery impacted earnings growth in this segment.
Growth in Aptar’s Food + Beverage segment was driven by increased demand and price initiatives to recover rising raw material costs. Despite the on-going supply chain disruptions in North America and a tough comparison to a very strong prior year result, the segment achieved core sales growth.
Aptar reported first quarter earnings per share of $0.93 compared to $1.24 during the same period a year ago. Prior year earnings included a $17 million unrealized gain related to changes in the fair value of an equity investment (approximately $0.19 cents per share impact) and a 17% effective tax rate (approximately $0.14 cents per share impact compared to current period effective tax rate of 28%). First quarter adjusted earnings per share were $0.96 compared to $1.05 in the prior year period which included the lower 2021 effective tax rate.
Outlook
Regarding Aptar’s outlook, Tanda stated, “We are moving forward into the post-pandemic era and we feel very good about the way our businesses are positioned for long-term growth. Looking forward to the second quarter, we expect the broad based momentum from the first quarter to continue with growth in each segment, including strong growth of our prescription drug device business which will help to compensate for lower demand for at-home COVID-19 tests. The war in Ukraine and the COVID-19 outbreak in China are expected to have some impact on our business in the respective regions though visibility remains highly uncertain. We will continue to manage our operations efficiently while we mitigate rising costs through pricing initiatives and cost containment.”
Aptar expects earnings per share for the second quarter of 2022, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $0.92 to $1.02. This guidance is based on an effective tax rate range of 27% to 29% which compares to an effective tax rate of 25% on prior year adjusted earnings. The midpoint of this guidance range represents a 14% increase over the prior year second quarter adjusted earnings per share when currency translation effects are equalized. The earnings per share guidance range was based on a Euro/US$ exchange rate of 1.07 and the 26 day average as of April 26, 2022, for other applicable foreign currency exchange rates.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors declared a quarterly cash dividend of $0.38 per share. The payment date is May 18, 2022, to stockholders of record as of April 27, 2022. During the first quarter, Aptar repurchased 140 thousand shares for approximately $16 million, leaving $184 million authorized for common stock repurchases at the end of the first quarter. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.
Open Conference Call
There will be a conference call held on Friday, April 29, 2022 at 8:00 a.m. Central Time to discuss the Company’s first quarter results for 2022. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions and services. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home care, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.
This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising energy costs; the impact of COVID-19 and its variants on our global supply chain and our global customers, employees and operations, which has elevated and will continue to elevate many of the risks and uncertainties discussed below; economic conditions worldwide, including potential deflationary or inflationary conditions in regions we rely on for growth; the availability of direct labor workers and the increase in direct labor costs, especially in North America; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the availability of raw materials and components (particularly from sole sourced suppliers) as well as the financial viability of these suppliers; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives or price increases; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes or difficulties in complying with government regulation; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations.. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contact:
Matt DellaMaria
matt.dellamaria@aptar.com
815-479-5530
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended March 31,
	2022	2021

Net Sales	$844,932	$776,754
Cost of Sales (exclusive of depreciation and amortization shown below)	542,728	488,705
Selling, Research & Development and Administrative	145,541	134,348
Depreciation and Amortization	58,665	57,438
Restructuring Initiatives	291	3,672
Operating Income	97,707	92,591
Other Income (Expense):
Interest Expense	(8,930)	(7,415)
Interest Income	288	381
Net Investment (Loss) Gain	(1,250)	16,809
Equity in Results of Affiliates	(86)	(515)
Miscellaneous, net	(1,103)	(963)
Income before Income Taxes	86,626	100,888
Provision for Income Taxes	24,255	16,949
Net Income	$62,371	$83,939
Net Loss Attributable to Noncontrolling Interests	52	13
Net Income Attributable to AptarGroup, Inc.	$62,423	$83,952
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.95	$1.29
Diluted	$0.93	$1.24

Average Numbers of Shares Outstanding:
Basic	65,543	65,229
Diluted	67,146	67,648

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	March 31, 2022	December 31, 2021
ASSETS

Cash and Equivalents	$355,629	$122,925
Short-term Investments	717	740
Total Cash and Equivalents, and Short-term Investments	356,346	123,665
Accounts and Notes Receivable, Net	694,373	671,350
Inventories	459,613	441,464
Prepaid and Other Current Assets	131,754	121,729
Total Current Assets	1,642,086	1,358,208
Property, Plant and Equipment, Net	1,276,618	1,275,877
Goodwill	961,757	974,157
Other Assets	526,991	533,122
Total Assets	$4,407,452	$4,141,364

LIABILITIES AND EQUITY

Short-Term Obligations	$143,019	$289,627
Accounts Payable, Accrued and Other Liabilities	718,474	692,865
Total Current Liabilities	861,493	982,492
Long-Term Obligations	1,294,850	907,024
Deferred Liabilities and Other	252,658	267,248
Total Liabilities	2,409,001	2,156,764

AptarGroup, Inc. Stockholders' Equity	1,983,272	1,969,407
Noncontrolling Interests in Subsidiaries	15,179	15,193
Total Equity	1,998,451	1,984,600

Total Liabilities and Equity	$4,407,452	$4,141,364

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended March 31, 2022

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$844,932	342,462	368,199	134,271	—	—

Reported net income	$62,371
Reported income taxes	24,255
Reported income before income taxes	86,626	92,206	15,681	8,973	(21,592)	(8,642)
Adjustments:
Restructuring initiatives	291	—	258	33	—
Net unrealized investment loss	2,091	—	—	—	2,091
Adjusted earnings before income taxes	89,008	92,206	15,939	9,006	(19,501)	(8,642)
Interest expense	8,930					8,930
Interest income	(288)					(288)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	97,650	92,206	15,939	9,006	(19,501)	—
Depreciation and amortization	58,665	23,346	23,559	10,229	1,531
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$156,315	$115,552	$39,498	$19,235	$(17,970)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.5%	33.7%	10.7%	14.3%

	Three Months Ended March 31, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$776,754	313,832	346,946	115,976	—	—

Reported net income	$83,939
Reported income taxes	16,949
Reported income before income taxes	100,888	87,670	9,688	10,010	554	(7,034)
Adjustments:
Restructuring initiatives	3,672	35	1,096	(79)	2,620
Net unrealized investment gain	(16,809)	—	—	—	(16,809)
Adjusted earnings before income taxes	87,751	87,705	10,784	9,931	(13,635)	(7,034)
Interest expense	7,415					7,415
Interest income	(381)					(381)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	94,785	87,705	10,784	9,931	(13,635)	—
Depreciation and amortization	57,438	20,779	24,572	10,059	2,028	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$152,223	$108,484	$35,356	$19,990	$(11,607)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	19.6%	34.6%	10.2%	17.2%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2022	2021

Income before Income Taxes	$86,626	$100,888

Adjustments:
Restructuring initiatives	291	3,672
Net unrealized investment loss (gain)	2,091	(16,809)
Foreign currency effects (1)		(3,674)
Adjusted Earnings before Income Taxes	$89,008	$84,077

Provision for Income Taxes	$24,255	$16,949

Adjustments:
Restructuring initiatives	77	841
Net unrealized investment loss (gain)	512	(3,866)
Foreign currency effects (1)		(617)
Adjusted Provision for Income Taxes	$24,844	$13,307

Net Income Attributable to Noncontrolling Interests	$52	$13

Net Income Attributable to AptarGroup, Inc.	$62,423	$83,952

Adjustments:
Restructuring initiatives	214	2,831
Net unrealized investment loss (gain)	1,579	(12,943)
Foreign currency effects (1)		(3,057)
Adjusted Net Income Attributable to AptarGroup, Inc.	$64,216	$70,783

Average Number of Diluted Shares Outstanding	67,146	67,648

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.93	$1.24

Adjustments:
Restructuring initiatives	—	0.04
Net unrealized investment loss (gain)	0.03	(0.19)
Foreign currency effects (1)		(0.04)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.96	$1.05
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2022	2021

Net Cash Provided by Operations	$92,077	$72,185
Capital Expenditures	(73,058)	(63,884)
Proceeds from Government Grants	7,955	—
Free Cash Flow	$26,974	$8,301

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending June 30,
	Expected 2022	2021

Income before Income Taxes		$74,294

Adjustments:
Restructuring initiatives		4,876
Net unrealized investment loss		1,611
Transaction costs related to acquisitions		2,434
Foreign currency effects (1)		(5,953)
Adjusted Earnings before Income Taxes		$77,262

Provision for Income Taxes		$19,020

Adjustments:
Restructuring initiatives		1,144
Net unrealized investment loss		370
Transaction costs related to acquisitions		442
Foreign currency effects (1)		(1,524)
Adjusted Provision for Income Taxes		$19,452

Net Income Attributable to Noncontrolling Interests		$2

Net Income Attributable to AptarGroup, Inc.		$55,276

Adjustments:
Restructuring initiatives		3,732
Net unrealized investment loss		1,241
Transaction costs related to acquisitions		1,992
Foreign currency effects (1)		(4,429)
Adjusted Net Income Attributable to AptarGroup, Inc.		$57,812

Average Number of Diluted Shares Outstanding		68,086

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$0.81

Adjustments:
Restructuring initiatives		0.05
Net unrealized investment loss		0.02
Transaction costs related to acquisitions		0.03
Foreign currency effects (1)		(0.06)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.92 - $1.02	$0.85
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using a Euro/US$ exchange rate of 1.07 and the 26 day average as of April 26, 2022, for all other applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the second quarter of 2022, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 27% to 29%. This tax rate range compares to our second quarter of 2021 effective tax rate of 25% on adjusted earnings per share.